FIRST AMENDMENT
                              TO AGREEMENT AND PLAN
                                    OF MERGER

         THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (the "Amendment") is made and dated as of 10th day of December, 1998, by and between The Majestic Companies, Ltd., a Delaware corporation ("Majestic") and SkyTex International, Inc., a Nevada corporation ("SkyTex").

                                   WITNESSETH:

         WHEREAS, Majestic and SkyTex entered into an Agreement and Plan of Merger dated as of October 8, 1998 (the "Agreement") for the merger of Majestic and SkyTex, with SkyTex being the surviving corporation; and

         WHEREAS, the parties have entered into negotiations for certain amendments to the Agreement as hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties agree as follows:

         1. Change in Surrender of Shares. Section 1.4 (a) is hereby deleted in its entirety and shall be of no further force and effect.

         2. Change in Conversion Ratio. Section 1.4 (b) shall be amended to reflect the stockholders of Majestic shall be entitled to receive one (1) share of common stock of SkyTex for each one (1) share of common stock of Majestic, rather than one (1) share of common stock of SkyTex for each one and ninety eight one-hundredths (1.98) shares of common stock of Majestic.

         3. Effect of Amendment. Except as expressly amended in this Amendment, the terms, conditions and agreements set forth in the Agreement shall remain in full force and effect and unmodified.

         IN WITNESS WHEREOF, the parties have executed this Amendment under seal as of the day and year first above written.

         WITNESS:                        THE MAJESTIC COMPANIES, LTD.

Connie K. White                          By: Francis A. Zubrowski,        (SEAL)
-------------------------                    -----------------------------------
                                             Francis A. Zubrowski,
                                             President & Chief Executive Officer

                                         SKYTEX INTERNATIONAL, INC.

M. Roberts                               By: Ralph Morren                 (SEAL)
-------------------------                    -----------------------------------
                                             Ralph Morren, President

            Articles of Merger of Domestic and Foreign Corporations Into

                           Skytex International, Inc.

Pursuant to the provisions of the State of Nevada Revised Statutes, the undersigned domestic and foreign corporations adopt the following articles of merger for the purpose of merging them into one of such corporations:

First: The names of the undersigned corporations and the states under the laws of which they are respectively organized are:

          The Majestic Companies, LTD.-Delaware

          Skytex International, Inc.-Nevada

Second: The laws of the state under which such foreign corporation is organized permit such a merger.

Third: Skytex International, Inc. shall be the surviving corporation. The name of the surviving corporation shall then immediately be changed to The Majestic Companies, LTD., and it is to be governed by the laws of the state of Nevada.

Fourth: The following plan of merger was approved by the shareholders of the undersigned domestic corporation in the manner prescribed by the Nevada Revised Statutes, and was approved by the undersigned foreign corporation in the manner prescribed by the laws of the state under which it is organized: Skytex International, Inc. will exchange one share for each I shares of The Majestic Companies, LTD outstanding shares at the time of merger.

Fifth: As to each of the undersigned corporations, the number of shares outstanding, and the designation and number of outstanding shares of each class entitled to vote as a class on such plan, are as follows:

The Majestic Companies, Ltd.-Delaware: 12,797,231 common shares voted in favor of merger with 638,300 shares abstained from voting, with no votes against.

SkyTex International, Inc.-Nevada: 2,194,300 common shares voted in favor of merger with 455,700 abstained from voting, with no votes against.

Seventh: If the surviving corporation is to be governed by the laws of any other state, such surviving corporation hereby: (a) agrees that it may be served with process in the State of Nevada in any proceeding for the enforcement of any obligation of the undersigned domestic corporation and in any proceeding for the enforcement of the rights of a dissenting shareholder of such domestic corporation against the surviving corporation; (b) irrevocably appoints the Secretary of State of Nevada as its agent to accept service of process in any such proceeding, and (c) agrees that it will promptly pay to the dissenting shareholders of such domestic corporation the amount, if any to which they shall be entitled under the provisions of the Nevada Revised Statutes with respect to the rights of dissenting shareholders.

                                   Dated: November 3, 1998
                                   SkyTex International, Inc. (Nevada)

                                   By  /s/ Ralph Morren
                                       ------------------
                                       Ralph Morren, Pres. And Sec.

SUBSCRIBED and SWORN to me

This  5th day of December, 1998

/s/ Laurie A. Washburn
-------------------------------
NOTARY PUBLIC in and for said County and State

                                   The Majestic Companies, Ltd.


                                   By: /s/ Francis A. Zubrowski
                                       -------------------------
                                       Francis A. Zubrowski, President
                                       & Chief Executive Officer

SUBSCRIBED and SWORN to me

This 4th day of December, 1998

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--------------------------------
NOTARY PUBLIC in and for said County and State